EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 123 to Registration Statement No. 002-27962 on Form N-1A of our report dated February 21, 2012, relating to the financial statements and financial highlights of Eaton Vance Balanced Fund, one of the funds constituting Eaton Vance Special Investment Trust, appearing in the Annual Report on Form N-CSR of Eaton Vance Special Investment Trust, for the year ended December 31, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus dated May 1, 2012 and the Supplement to the Prospectus dated May 1, 2012, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated May 1, 2012, which are incorporated by reference in and are part of such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 27, 2012